CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Pre-Effective Amendment to the Registration Statement on Form N-1 A of the Archer Balanced Fund, a series of shares of Archer Investment Series Trust, of our report dated March 10, 2010 on the statement of assets and liabilities of the Archer Balanced Fund as of February 18, 2010. Such financial statement appears in the Fund's Statement of Additional Information.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Patke & Associates, Ltd.

Lincolnshire, Illinois March 15, 2010